CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Trinseo PLC of our report dated February 27, 2025 relating to the financial statements, financial statement schedule and the effectiveness of internal control over financial reporting, which appears in Trinseo PLC's Annual Report on Form 10-K for the year ended December 31, 2024.

/s/ PricewaterhouseCoopers LLP
Philadelphia, Pennsylvania
August 7, 2025